UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Marlin Business Services Corp.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held May 25, 2007
Proxy Statement
Governance of the Corporation
Election of Directors
Executive Officers
Security Ownership of Certain Beneficial Owners and Management
Compensation Discussion and Analysis
Compensation Committee Report
Compensation and Plan Information
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
Compensation Committee Interlocks and Insider Participation
Report of the Audit Committee
Independent Registered Public Accountants
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Additional Information
Other Matters

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2007

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 25, 2007, at 9:00 a.m. at the Marriott Hotel, 915 Route 73, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of six (6) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 13, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ George D. Pelose
George D. Pelose
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 25, 2007

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Friday, May 25, 2007, at 9:00 a.m., at the Marriott Hotel, 915 Route 73, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of six (6) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about April 25, 2007, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 13, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,196,966 shares outstanding as of April 13, 2007.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with the election of the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The six (6) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of the holders of a majority of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Governance of the Corporation

Board of Directors

Currently, our Board of Directors has six (6) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Edward Grzedzinski, Kevin J. McGinty and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

In 2004, the Board of Directors established the position of Lead Independent Director and unanimously elected Kevin J. McGinty to the position. Mr. McGinty continues to serve as the Lead Independent Director. The duties of the Lead Independent Director include providing the Chairman with input as to the preparation of the agendas for the Board of Director and Committee meetings, serving as the principal liaison between the independent directors and executive management of the Corporation, being available for consultation and direct communication with major shareholders as necessary, and coordinating and moderating regularly scheduled executive sessions of the Board’s independent directors.

Committees

The Corporation has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Audit Committee.  The Audit Committee of the Board currently consists of three independent directors: Messrs. Calamari (chairman), McGinty and Wert. The Board has determined that Messrs. Calamari and Wert each qualify as an audit committee financial expert as defined under current SEC rules and regulations and NASD listing standards, and that the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: 1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; 2) the adequacy of the Corporation’s internal accounting systems and financial controls; 3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and 4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.  The Compensation Committee of the Board currently consists of three independent directors: Messrs. McGinty (chairman), DeAngelo and Grzedzinski. The functions of the Compensation Committee include: 1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; 2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; 3) reviewing and approving compensation plans, policies and programs, considering their design and competitiveness; and 4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan and 2003 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

Nominating and Governance Committee.  The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of three independent directors: Messrs. DeAngelo (chairman), McGinty and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s annual meeting of shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its Committees, and will annually recommend to the Board nominees for each Committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

The Nominating Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Nominating Committee will consider a variety of factors, including, but not limited to, the potential nominee’s background, education, character, integrity, judgment, general business experience, and relevant industry experience. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation and reviewing the Director and Committee Assessments completed by the directors. The Corporation does not currently pay any fees to third parties to assist in identifying or evaluating potential nominees, but the Corporation may seek such assistance in the future.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee, and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice, and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincorp.com. The purpose of the Code is to establish standards to deter wrongdoing and promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee.

Board and Committee meetings

From January 1, 2006 through December 31, 2006, there were seven meetings of the Board of Directors, twelve meetings of the Audit Committee, four meetings of the Compensation Committee and three meetings of the Nominating Committee. Each Director attended at least 75% of the aggregate number of meetings of our Board and Board Committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Except for Mr. Wert, each director attended the Corporation’s 2006 Annual Meeting of Shareholders.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Election of Directors

Nominees for election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is six (6). At the Annual Meeting, the Corporation’s shareholders are being asked to elect six (6) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

All six (6) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors, having been previously elected by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all the nominees will be available to serve.

The following biographical information is furnished with respect to the six (6) nominees for election at the Annual Meeting as of March 1, 2007:

			Director
Name	Age	Principal Occupation	Since

Daniel P. Dyer	48	CEO of Marlin Business Services Corp.	1997
John J. Calamari	52	Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo	40	Partner with Roark Capital Group	2001
Kevin J. McGinty	58	Managing Director of Peppertree Partners LLC	1998
James W. Wert	60	President & CEO of Clanco Management Corp.	1998
Edward Grzedzinski	51	Former Chairman and CEO of NOVA Corporation	2006

Daniel P. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. In December of 2006, Mr. Dyer also assumed the role of President of the Corporation. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer is a Board Trustee of the Equipment Leasing & Finance Foundation. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).

John J. Calamari has been a Director since November 2003. Mr. Calamari is Executive Vice President and Chief Financial Officer of J.G. Wentworth, a position he has held since joining J.G. Wentworth in March 2007.

Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc. where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances and established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985. In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Lawrence J. DeAngelo has been a Director since July 2001. Mr. DeAngelo is a Partner with Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Kevin J. McGinty has been a Director since February 1998. Mr. McGinty is a Managing Director and co-founder of Peppertree Partners LLC. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University.

James W. Wert has been a Director since February 1998. Mr. Wert is President and CEO of Clanco Management Corp., which is headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, after holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert also serves as Vice Chairman and Director of Park-Ohio Holdings, Inc., and is a Director of Continental Global Group, Inc. and Paragon Holdings, Inc. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982.

Edward Grzedzinski has been a Director since May 2006. Mr. Grzedzinski served as the Chairman and Chief Executive Officer of NOVA Corporation from September 1995 to July 2001, and Vice Chairman of US Bancorp from July 2001 to November 2004. Mr. Grzedzinski has 25 years of experience in the electronic payments industry and was a co-founder of the predecessor of NOVA Corporation, NOVA Information Systems, in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International Inc., a global provider of enterprise asset management products and services until October 2004. Mr. Grzedzinski is also a director of Neenah Paper, Inc.

Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the six (6) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Directors’ Compensation

The non-employee independent members of the Corporation’s Board of Directors receive a $30,000 annual retainer (payable in quarterly installments) for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an option to purchase 5,000 shares of our common stock upon their initial appointment or election to the Board. These options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan of (i) restricted stock yielding a present value of $27,000 at the grant date and (ii) options yielding a present value of $9,000 at the grant date (using an option pricing model). The annual restricted stock grants vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service. The annual option grants cliff vest one year from the grant date. The per share exercise price of all options granted to non-employee independent members of the Board of Directors is equal to the fair market value per share on the date the option is granted.

The chairman of the Audit Committee receives additional compensation of $10,000 per year, the chairman of the Compensation Committee receives additional compensation of $4,000 per year, the chairman of the Nominating Committee receives additional compensation of $2,000 per year, and the Lead Independent Director receives additional compensation of $25,000 per year. These fees are paid in quarterly installments.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2006. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

	Fees Earned or	Stock	Option
	Paid In Cash	Awards	Awards	Total
Name	($)	($)	($)	($)

Kevin J. McGinty	$59,000	$13,574	$18,625	$91,199
John J. Calamari	$40,000	$13,574	$17,561	$71,135
James W. Wert	$37,500	$13,574	$18,625	$69,699
Lawrence J. DeAngelo	$32,000	$13,574	$17,561	$63,135
Edward Grzedzinski[1]	$7,500	$2,324	$11,481	$21,305

[1]	Mr. Grzedzinski was elected to the Corporation’s Board of Directors at the Annual Shareholder Meeting on May 25, 2006.

Director Ownership Requirements

Non-employee independent directors are subject to certain ownership requirements. Within five years of joining the Corporation’s Board of Directors (or five years from May 26, 2005 for each individual who was a director on that date), each non-employee independent director shall be required to own stock of the Corporation with a value equal to five times the director’s annual retainer. Restricted shares may be counted toward the ownership requirement. Non-employee independent directors are also required to hold 50% of the net, after tax “profit” realized on the exercise of stock options in the form of shares of Corporation stock for a minimum period of one year after the exercise. All non-employee independent directors have been in compliance with these requirements.

Executive Officers

The following table provides information, as of March 1, 2007, about the Corporation’s executive officers.

		Principal Occupation for the Past Five Years and
Name	Age	Position Held with the Corporation and its Subsidiaries

Daniel P. Dyer	48	Mr. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. In December 2006, Mr. Dyer also assumed the position of President of our Corporation. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer is a Board Trustee of the Equipment Leasing & Finance Foundation. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).
George D. Pelose	42	Mr. Pelose has been with our Corporation since 1999, serving as General Counsel and Secretary since 1999. In December 2006, Mr. Pelose became the Chief Operating Officer of the Corporation. From 1997 to 1999, Mr. Pelose was an attorney with Merrill Lynch Asset Management, providing legal and transactional advice to a portfolio management team that invested principally in bank loans and high-yield debt securities. From 1994 to 1997, Mr. Pelose was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including financings, mergers, acquisitions, private placements and public offerings. From 1991 to 1994, Mr. Pelose attended law school. From 1986 to 1991, Mr. Pelose was a corporate loan officer in the commercial lending division of PNC Bank. Mr. Pelose received both his undergraduate degree in economics and his law degree from the University of Pennsylvania, both with honors. Mr. Pelose is licensed to practice law in New Jersey and Pennsylvania.
Lynne C. Wilson	44	Ms. Wilson has been our Chief Financial Officer since June 5, 2006. Prior to joining the Corporation, from 1999 to 2006, Ms. Wilson was with General Electric Company, serving in a variety of finance positions for different subsidiaries and divisions of GE. From 2002 to 2006, Ms. Wilson worked for GE Equipment Services-TFS/Modular Space, most recently serving as Manager of Finance, Strategic Marketing (from 2005 to 2006) and previously as Manager, Financial Planning and Analysis (from 2002 to 2005). From 1999 to 2002, Ms. Wilson was the Global Controller for GE Commercial Finance-Fleet Services. Prior to joining GE, Ms. Wilson held senior financial positions at Bank One Corporation (from 1996 to 1999) and Fleet National Bank of NY/Northeast Savings (from 1989 to 1996), where she served as Senior Vice President, Controller and Principal Accounting Officer. Ms. Wilson started her career at Ernst & Young International working from 1984 to 1989 as an Audit Manager. Ms. Wilson obtained a BA in Business Administration from Siena College and is a licensed certified public accountant (non-active status).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2007, by:

•	each person or entity known by us to own beneficially more than 5% of our stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Executive Officers, Directors and Nominees
Daniel P. Dyer[1,2]	298,526	2.4%
Lynne C. Wilson[1,2]	17,857	*
George D. Pelose[1,2]	192,491	1.6
Gary R. Shivers[2,3]	345,095	2.8
Bruce E. Sickel[3]	8,567	*
John J. Calamari[1,4]	11,032	*
Lawrence J. DeAngelo[1,4]	9,032	*
Edward Grzedzinski[1,4]	1,256	*
Kevin J. McGinty[1,4]	40,803	*
James W. Wert[1,4]	40,223	*
All executive officers, directors and nominees as a group (10 persons)[1,5]	964,882	7.7
5% Shareholders
Peachtree Equity Investment Management, Inc.[6]	2,309,934	19.6
1170 Peachtree St., Ste. 1610 Atlanta, GA 30309
JP Morgan Chase & Co.[7]	1,023,226	8.5
270 Park Avenue New York, NY 10017
William Blair & Company[8]	1,016,988	8.46
222 W. Adams Street Chicago, IL 60606
Primus Venture Partners IV, Inc.[9]	985,013	8.2
5900 Landerbrook Dr., Ste. 200 Cleveland, OH 44124-4020
Columbia Wanger Asset Management, L.P.[10]	685,000	5.7
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Pequot Capital Management, Inc.[11]	656,448	5.5
500 Nyala Farm Road Westport, CT 06880
The Northwestern Mutual Life Insurance Company[12]	630,850	5.3
720 East Wisconsin Avenue Milwaukee, Wisconsin 53202

*  Represents less than 1%.

1  Does not include options vesting more than 60 days after March 1, 2007, held by Mr. Dyer (37,753), Mr. Pelose (21,504), Ms. Wilson (6,346), Mr. Calamari (2,458), Mr. DeAngelo (2,458), Mr. Grzedzinski (6,208), Mr. McGinty (2,458) and Mr. Wert (2,458). Does include, where applicable, shares held in the 2003 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Compensation Plan.

2  Includes options for Mr. Dyer (130,608), Mr. Pelose (119,526) and Mr. Shivers (183,581) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2007.

3  Measured as of January 31, 2007 for Mr. Shivers and March 3, 2006 for Mr. Sickel (i.e., the dates that their employment with the Corporation terminated).

4  Includes options for Mr. Calamari (6,411), Mr. DeAngelo (6,411), Mr. Grzedzinksi (0), Mr. McGinty (37,602) and Mr. Wert (37,602) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2007.

5  Includes options to purchase shares 521,741 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2007.

6  The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity and WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the Securities and Exchange Commission on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

7  The shares reported as beneficially owned by JPMorgan Chase & Co. (“JPMorgan”) are reported as of December 31, 2006, based on a Schedule 13G filed by JPMorgan on February 5, 2007. JPMorgan is the beneficial owner of 1,023,226 shares on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities; the power to direct the receipt of dividends from such securities; the right to receive the proceeds from the sale of such securities; and the right to direct the receipt of proceeds from the sale of such securities. No such person is known to have an interest in more than 5% of the class of shares reported.

8  The shares reported as beneficially owned by William Blair & Company, L.L.C (“Blair”) are reported as of December 31, 2006, based on a Schedule 13G filed by Blair on January 10, 2007.

9  The shares reported as beneficially owned by Primus Venture Partners IV, Inc. are based on an amendment to a Schedule 13G filed jointly by Primus Capital Fund IV Limited Partnership (“PCF IV LP”), Primus Venture Partners IV Limited Partnership (“PVP IV LP”) and Primus Venture Partners IV, Inc. (“PVP IV Inc.”) with the Securities and Exchange Commission on January 24, 2007. Each such reporting person has reported that, as of December 31, 2006, they held shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares as follows: (i) PCF IV LP has shared power to vote and to dispose of 945,612 shares currently held by PCF IV LP; (ii) PVP IV LP, as the sole general partner of PCF IV LP, may be deemed to have shared power to vote and to dispose of 945,612 shares currently held by PCF IV LP. In addition, PVP IV LP is also the sole general partner of Primus Executive Fund Limited Partnership (“PEF LP”) and, in such capacity, may be deemed to have shared power to vote and dispose of the 39,401 shares currently held by PEF LP; (iii) PVP IV Inc., as the sole general partner of PVP IV LP, may be deemed to have the shared power to vote and to dispose of 945,612 shares currently held by PCF IV LP and the 39,401 shares currently held by PEF LP. PVP IV Inc. has five shareholders and directors: Loyal W. Wilson, James T. Bartlett, William C. Mulligan, Jonathan E. Dick and Steven Rothman. Each of PCF IV LP, PVP IV LP and PVP IV Inc. disclaims beneficial ownership of any shares beneficially owned by each other entity.

10  The shares reported as beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”) are reported as of December 31, 2006, based on a Schedule 13G filed by Columbia on January 12, 2007.

Columbia is the beneficial owner of 685,000 shares and these shares include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that holds 5.70% of the shares of issuer.

11  The shares reported as beneficially owned by Columbia Pequot Capital Management, Inc. (“Pequot”) are reported as of December 31, 2006, based on a Schedule 13G filed by Columbia on February 14, 2007.

12  The shares reported as beneficially owned by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) are reported as of December 31, 2006, based on an amendment to a Schedule 13G filed by Northwestern Mutual on February 6, 2007. Of the 630,850 shares reported as beneficially owned, 182,300 shares are owned directly by Northwestern Mutual. Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (i) 6,400 shares are owned by the Asset Allocation Portfolio and 345,120 shares are owned by the Small Cap Aggressive Growth Stock Portfolio of Northwestern Mutual Series Fund, Inc. (“Series Fund”), an affiliate of Northwestern Mutual and a registered investment company; (ii) 57,800 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (“GASA”); (iii) 33,430 shares are owned by the American Century-Mason Street Small Cap Growth Stock Fund of American Century Mutual Funds, Inc. (“ACMF”), an affiliate of Northwestern Mutual and a registered investment company; (iv) 2,300 shares are owned by Northwestern Long Term Care Insurance Company (“Long Term Care”), a wholly owned subsidiary of Northwestern Mutual; and (v) 3,500 shares are owned by Northwestern Mutual Life Foundation, Inc. (the “Foundation”), the charitable arm of Northwestern Mutual. Mason Street Advisors, LLC, a wholly owned company of Northwestern Mutual and a registered investment advisor, serves as an investment advisor to Northwestern Mutual, Series Fund, GASA, Long Term Care and the Foundation, and a sub-advisor to the Small Cap Growth Fund of ACMF, and it shares voting and investment power with respect to all of the aforementioned holdings. Mason Street Advisors, LLC’s principal place of business is 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202. It is organized under Delaware law.

Compensation Discussion and Analysis

Compensation Overview

The Compensation Committee of the Corporation’s Board of Directors sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (“CEO”) and the other officers named in the Summary Compensation Table (the “Executive Officers”).

The current Executive Officers of the Company are Daniel P. Dyer, George D. Pelose and Lynne C. Wilson. All of them were Executive Officers during 2006, except that Ms. Wilson joined the Corporation on June 7, 2006. Also during 2006, Gary R. Shivers was an Executive Officer until December 20, 2006, and Mr. Bruce E. Sickel was an Executive Officer until March 3, 2006.

The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlincorp.com) and only independent directors serve on the Compensation Committee.

Compensation Philosophy.  The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Executive Officers, should include both cash and equity-based compensation that reward performance as measured against established goals.

Management’s Role in the Compensation-Setting Process.  The Compensation Committee makes all compensation decisions relating to the Executive Officers; however, management plays a significant role in the compensation-setting process, including:

•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also participates in Compensation Committee meetings at the Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	tally sheet for each Executive Officer, setting forth total compensation and aggregate equity awards for each Executive Officer;

•	an evaluation of the performance of the Corporation’s officers, including the Executive Officers; and

•	compensation and equity award recommendations as to the Corporation’s officers, including the Executive Officers.

The Compensation Committee can exercise its discretion in modifying any recommended awards to the Corporation’s officers, including the Executive Officers.

Compensation Components

The components of compensation paid to the Executive Officers are as follows:

•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long-term success of the Corporation. The Committee determines the Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation of companies of comparable size engaged in the same or similar businesses as the Corporation. The Compensation Committee reviews these salaries at least annually for consideration of increase based on merit and competitive market factors.

•	Bonus. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which include growth in pre-tax income and the achievement of business unit and individual goals. The Compensation Committee sets threshold, target and maximum goals for each objective. These goals and criteria are discussed and reviewed by the entire Board of Directors of the Corporation.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves equity-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the executive’s individual contribution to those results. The equity-based incentive awards include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock ownership program (“MSOP”). Options are awarded at the NASDAQ closing price of the Corporation’s common stock on the date of the grant.

•	Other Benefits. The Executive Officers participate in employee benefits plans generally available to all of the Corporation’s employees, including medical and health plans and 401(k) and ESPP programs. In addition, Messrs. Dyer, Pelose and Shivers received reimbursement of life and disability insurance premiums pursuant to their employment agreements.

Components of Equity-Based Incentive Awards

As mentioned above, the equity-based incentive awards include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock ownership program (“MSOP”).

•	Stock Option Grants. The stock option grants are divided between Time Vested options and Performance Based options. The Time Vested options have a term of seven years and vest 25% per year for the first four years from the grant date. The Performance Based options have a term of seven years and vest four years from the grant date. The number of Performance Based option shares that vest on such date is determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows:

Four-Year EPS Compounded	% of Grant that Shall
Average Growth Rate	Vest in Four Years

Less than 13.5%	0%
13.5%-14.99%	33.33%
15.0%-16.49%	66.66%
16.5% or greater	100.00%

•	Restricted Stock Grants. The restrictions on the restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting of the restricted stock shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting compounded average net income growth of 15% or greater for a period of four consecutive fiscal years after the grant date (using the Corporation’s reported net income for the most recently concluded fiscal year as the initial measurement point).

•	Management Stock Ownership Program. The MSOP provides for a matching grant of restricted stock to a participant who owns common stock of the Corporation (subject to a maximum matching grant value). The restrictions on the matching MSOP restricted shares lapse after ten years, but are subject to accelerated vesting. Vesting of the matching MSOP restricted shares shall immediately accelerate (and all restrictions shall lapse) after three years if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

External Consultants and Benchmarking.  The Compensation Committee utilizes the services of an independent consulting firm, Watson & Wyatt. In 2004, the Compensation Committee first engaged Watson & Wyatt, to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “Watson Study”). The Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group of companies with an equipment financing focus similar in size to the Corporation (the “peer group”) and (ii) other companies in similar growth and development stages as the Corporation (together with the peer group, the “comparison group”). The Watson Study selected a compensation peer group of companies consisting of eight publicly-traded companies in a similar industry and size with executive positions with responsibilities similar in breadth and scope as the Corporation.

The 2004 Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The Watson Study further noted that the value of the existing long-term incentives granted to the executives (primarily in the form of stock options) was below market levels.

In response to the findings of the Watson Study and in keeping with our philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer compensation programs. Based on recommendations contained in the Watson Study, effective in 2005 the Compensation Committee modified the equity-based incentive award program for the Executive Officers to include the three separate components set forth above (i.e., stock option grants, restricted stock grants, and the MSOP). The Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long-term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.

Ownership Guidelines

In an effort to ensure that the Executive Officers and other officers and managers of the Corporation maintain sufficient equity ownership so that their thinking and actions are aligned with the interests of our shareholders, the Corporation adopted in 2006 management ownership guidelines, which apply to all participants in the equity-based incentive award program. The ownership guidelines are summarized below:

•	Ownership that counts toward the guidelines is (i) all unrestricted stock of the Corporation owned outright by the participant and (ii) the net value of vested, unexercised options.

•	The ownership guideline is measured as a percentage of the participant’s base salary.

•	Participants are divided into three tiers with different guidelines. The ownership requirements for each tier over three years are set forth below:

		Equity Ownership Guidelines (% of Salary)
Tier	Participants	Year 1	Year 2	Year 3

I	Senior Management	100%	150%	200%
II	Officers	50%	75%	100%
III	Managers	25%	30%	35%

•	Compliance will be reviewed at least annually.

If an equity incentive program participant sells shares of the Corporation while such participant is not in compliance with the ownership guidelines, the Compensation Committee will take this into account prior to making additional equity awards to such participant.

As of February 28, 2006, Mr. Dyer and Mr. Pelose were in compliance for the first year of the program (Ms. Wilson did not join the Corporation until June 2006).

Employment Agreements

In 2003, the Corporation entered into employment agreements with Messrs. Dyer, Pelose and Shivers, the terms of which are substantially similar to each other. Mr. Shivers’ employment with the Corporation ended on January 31, 2007, so his employment agreement is no longer in effect. The employment agreements establish minimum salary and target bonus levels for the executives. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that he does not wish to renew the agreement. The agreements currently run through November 2008.

The Corporation may terminate the employment agreements for or without cause, and the executive may terminate his employment agreement with or without good reason. The employment agreements provide for severance in the case of termination without cause or for good reason (which includes the occurrence of a change in control). Upon termination of the employment agreement, the executive will be subject to certain protective non-competition and non-solicitation covenants. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

TARSAPs

In 2004, the Compensation Committee adopted a Time Accelerated Restricted Stock Award Program (“TARSAP”) under the Corporation’s 2003 Equity Compensation Plan as an incentive for participants to allocate a portion of their annual cash bonus toward restricted stock vesting over a three year period. The TARSAP offered each participant the opportunity to receive a grant of restricted common stock on March 9, 2004, in an amount equal to an irrevocably elected percentage up to 75% (the “Election Percentage”) of his or her 2004 target bonus for a three year period over fiscal 2004 — 2006 (the “Three Year Period”). The number of restricted shares (“TARSAP shares”) awarded to each participant equaled the aggregate total of the Executive Officer’s 2004 target bonus for the Three Year Period multiplied by the Election Percentage, and divided by $15.88 per share, which was the grant date market price of the common stock. The Executive Officers’ Election Percentages and corresponding TARSAP shares granted are set forth in the table below. Up to one-third of the TARSAP shares vest each year on an accelerated basis if the participant earns an annual bonus during the Three Year Period. For each year that the Executive Officer receives a bonus greater than his or her target bonus for the year, the excess bonus amount is paid in cash to the Executive Officer. If the bonus in any year of the Three Year Period is less than the Executive’s target bonus, then the accelerated vesting opportunity for that year shall be reduced pro-rata based on the difference between the target bonus and the actual bonus received. Any shares that do not vest on an accelerated basis shall vest on the tenth anniversary of the grant date. However, if a participant’s employment terminates before the TARSAP shares fully vest, the

TARSAP shares shall not vest and shall be forfeited and returned to the Corporation, unless the Executive’s employment agreement provides for accelerated vesting under the circumstances of the termination.

	Daniel P. Dyer	Gary R. Shivers	George D. Pelose	Bruce E. Sickel

2004 Target Bonus	$233,750	$175,000	$117,500	$95,000
Election Percentage	75%	75%	55%	75%
Portion of approved bonus per year attributable to accelerated vesting for fiscal 2004, 2005 and 2006	$175,313	$131,250	$64,625	$71,250
Total TARSAP Grant	33,119 shares	24,795 shares	12,209 shares	13,460 shares
Grant date share price (Mar. 9, 2004)	$15.88 per share	$15.88 per share	$15.88 per share	$15.88 per share
Potential accelerated shares per year over Three Year Period	11,040 shares	8,625 shares	4,070 shares	4,487 shares

	Shares	Value	Shares	Value	Shares	Value	Shares	Value
	Vested	Realized	Vested	Realized	Vested	Realized	Vested	Realized

Fiscal 2004 TARSAP Share Vesting on Jan. 21, 2005 @ $17.91 per share	11,040	$197,726	8,265	$148,026	4,070	$72,894	2,916	$52,226
Fiscal 2005 TARSAP Share Vesting on Feb. 7, 2006 @ $22.04 per share	11,040	$243,322	8,265	$182,161	4,070	$89,703	0	$0
Fiscal 2006 TARSAP Share Vesting on Feb. 9, 2007 @ $22.52 per share	8,279	$186,443	0	$0	3,357	$75,600	0	$0
TARSAP accelerated vesting per termination of employment @ $23.43 per share (price on Jan. 31, 2007)	0	$0	8,265	$193,649	0	$0	0	$0

Total TARSAP grants vested	30,359	$627,491	24,795	$523,836	11,497	$238,197	2,916	$52,226
Total TARSAP grants forfeited	0	$0	0	$0	0	$0	10,444	$0
TARSAP grants vesting March 9, 2014	2,760	N/A*	0	—	712	N/A*	0	—

*	Value realized will equal the number of shares that vest on March 9, 2014 multiplied by the closing price of the stock on that date.

Compensation for Executive Officers in 2006

Base Salary.  In 2006, base salaries for the Executive Officers were increased due to the strong performance of the Corporation and individual members of the management team during the prior year. In May 2006, the Compensation Committee increased Mr. Pelose’s base salary to $275,000 from $262,125, upon his appointment to the Office of the Chairman. In June 2006, the Corporation hired Ms. Wilson at a base salary of $237,500. In November 2006, the Compensation Committee increased Mr. Dyer’s base salary to $320,000 from $300,000 and Mr. Shivers’ base salary to $295,000 from $275,000 (effective November 2006, the anniversary of their employment agreements). In March 2007, the Compensation Committee increased Mr. Pelose’s base salary to $295,000 from $275,000 upon his appointment to Chief Operating Officer. The Corporation is currently paying the Executive Officers the following base salaries: Mr. Dyer, $320,000, Mr. Pelose, $295,000, and Ms. Wilson, $237,500.

Annual Bonuses.  In 2006, the Executive Officers were eligible for annual bonuses at the following target levels (as a percentage of base salary): Daniel P. Dyer, 85%; George D. Pelose, 70% (increased from 55% on May 19, 2006 upon his appointment to the Office of the Chairman); and Lynne C. Wilson, 45%. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which include growth in pre-tax income and the achievement of business unit and individual goals. The Compensation Committee sets threshold, target and maximum goals for each objective. The table below shows the aggregate 2006 bonus opportunity at the threshold, target and maximum levels, the actual bonus achieved and, in the case of Messrs. Dyer and Pelose, the allocation of the bonus achieved between TARSAP vesting (as described above) and cash.

	2006 Annual Bonus Opportunity			Actual Bonus	Allocation of Bonus Achieved
	Threshold	Target	Maximum	Achieved for 2006	TARSAP Vesting	Cash Bonus

Daniel P. Dyer	$136,000	$272,000	$503,200	$204,221	$131,471	$72,750
George D. Pelose	$96,250	$192,500	$327,500	$158,806	$53,309	$105,497
Lynne C. Wilson[1]	$40,078	$80,156	$112,218	$66,129	0	$66,129
Gary R. Shivers[2]	$103,250	$206,500	$351,050	0	0	0
Bruce E. Sickel[3]	0	0	0	0	0	0

1  Ms. Wilson’s employment with the Corporation commenced on June 5, 2006.

2  Mr. Shivers’ employment terminated prior to the determination of the achievement of 2006 bonuses.

3  Mr. Sickel’s employment terminated prior to the establishment of his 2006 annual bonus opportunity.

Equity-Based Incentives.  In connection with the Corporation’s annual equity-based incentive program, in 2006 the Compensation Committee reviewed and approved stock-based awards for the Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Executive Officers in 2006 consisted of the following:

•	Time Vested options: These non-qualified stock options were granted by the Compensation Committee on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest 25% per year for the first four years from the grant date. In 2006, the Corporation granted the following amount of Time Vested options to the Executive Officers: Mr. Dyer — 8,016; Mr. Pelose — 3,891; and Mr. Shivers — 6,124. On June 5, 2006, at a strike price equal to $21.32 (the closing price of the Corporation’s common stock on that date) the Compensation Committee granted the following amount of Time Vested options to Ms. Wilson — 2,538.

•	Performance Based options: These non-qualified stock options were granted by the Compensation Committee on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. In 2006, the Corporation granted the following amount of Performance Based options to the Executive Officers: Mr. Dyer — 12,026; Mr. Pelose — 5,838; and Mr. Shivers — 9,186. On June 5, 2006, at a strike price equal to $21.32 (the closing price of the Corporation’s common stock on that date) the Compensation Committee granted the following amount of Performance Based options to Ms. Wilson — 3,808. The number of Performance Based option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows:

Four-Year EPS Compounded	% of Grant that Shall
Average Growth Rate	Vest in Four Years

Less than 13.5%	0%
13.5%-14.99%	33.33%
15.0%-16.49%	66.66%
16.5% or greater	100.00%

•	Matching Grant of MSOP Restricted Stock: Pursuant to the Corporation’s MSOP plan, the Compensation Committee made matching grants of restricted stock to the Executive Officers. The restrictions on the MSOP restricted stock will lapse ten years from the date of grant; however, if the Executive Officer continuously maintains ownership of an equal number of common shares for three years, the vesting on the matching shares shall accelerate and fully vest at the end of such three year period. In 2006, the Corporation granted the following matching shares of restricted stock to the Executive Officers; Mr. Dyer — 2,495; Mr. Pelose — 1,211; and Mr. Shivers — 1,906.

In 2006, the Compensation Committee also made the following one-time equity grants to certain Executive Officers:

•	Lynne C. Wilson received equity grants upon the commencement of her employment with the Corporation in June 2006. These grants consisted of: (i) 9,100 shares of restricted stock that will lapse four years from the date of issuance, (ii) 1,932 shares of restricted stock that will lapse seven years from the date of issuance and which are subject to accelerated lapsing if the Corporation achieves certain net income growth targets, and (iii) 6,825 shares of restricted stock, all or a portion of these shares may vest four years after the issuance date depending on the diluted EPS compound average growth rate over such for year period (i.e. the number of shares that vest could be 0; 2,275; 4,550; or 6,825).

•	On May 19, 2006, the Compensation Committee granted shares of restricted stock to George D. Pelose in connection with his appointment to the Corporation’s Office of the Chairman. These grants consisted of (i) 33,000 shares of restricted stock that vests 15% in May 2007, 15% in May 2008 and 70% in May 2009, and (ii) 25,500 shares of performance based restricted stock, all or a portion of these shares may vest three years after the issuance date depending on the diluted EPS compound average growth rate over such for three year period (i.e. the number of shares that vest could be 0; 8,500; 17,000; or 25,500).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

Kevin J. McGinty (Chairman)
Lawrence J. DeAngelo
Edward Grzedzinski

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal year 2006 by the Corporation’s Chief Executive Officer, Chief Financial Officers and the other two individuals who were executive officers during fiscal 2006. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)[4]	($)[5,6,7]	($)

Daniel Dyer	2006	$302,077	—	$244,893	$124,942	$72,750	$12,391	$757,053
Chairman of the Board of Directors & Chief Executive Officer
George D. Pelose	2006	$270,048	—	$360,847	$85,501	$105,497	$8,787	$830,680
Chief Operating Officer and General Counsel
Lynne C. Wilson	2006	$129,712	$31,250	$55,520	$7,780	$66,129	$3,219	$293,610
Senior Vice President and Chief Financial Officer[1]
Gary R. Shivers	2006	$277,077	—	$180,378	$93,527	—	$1,467,000	$2,017,982
Former President and Director[2]
Bruce E. Sickel	2006	$43,846	$50,000	—	$592	—	$92,997	$187,435
Former Chief Financial Officer[3]

[1]	Ms. Wilson’s employment with the Corporation commenced on June 5, 2006. She received a $31,250 starting bonus upon the commencement of her employment.

[2]	Mr. Shiver’s employment as an officer and director with the Corporation terminated on December 20, 2006, and his employment with the Corporation terminated on January 31, 2007.

[3]	Mr. Sickel’s employment as an officer with the Corporation terminated on March 3, 2006. He received a $50,000 stay bonus to remain with the Corporation in 2006 through that date.

[4]	Figures represent bonuses earned for 2006 (but paid in first quarter of 2007). For Messrs. Dyer and Pelose a portion of the aggregate bonus approved for 2006 was paid in cash, and a portion was allocated to the accelerated vesting of the executive’s TARSAP shares that vested on February 9, 2007, per the terms of their 2004 TARSAP grants. Of his $204,221 total bonus for 2006, Mr. Dyer received $72,750 in cash and $131,471 was applied toward the vesting of 8,279 TARSAP shares. Of his $158,806 total bonus for 2006, Mr. Pelose received $105,497 in cash and $53,309 was applied toward the vesting of 3,357 TARSAP shares. Ms. Wilson’s entire bonus was paid in cash.

[5]	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Executive Officers, and, except with respect to Mr. Sickel and Ms. Wilson, reimbursement of life and disability insurance premiums pursuant to their employment agreements. In the case of Mr. Shivers, this amount was an aggregate of $12,167.

[6]	For Mr. Shivers, this also includes $1,454,833 per his severance agreement, consisting of (i) $1,151,980, which consists of (a) a lump sum of $365,500 paid to Mr. Shivers, (b) the expense associated with bi-weekly payments of $28,810.59 payable to Mr. Shivers for a period of 12 months beginning on August 1, 2007, for a total of $749,075 and (c) $37,405 consisting of the expense associated with the reimbursements for disability and life insurance and reimbursement for the employer portion of monthly premiums for healthcare, dental, vision and prescription drug coverage for 24 months after his separation, (ii) an aggregate of $93,445 for the expense associated with accelerated vesting of restricted stock grants under the severance agreement recorded to the financial statements during 2006 per FAS 123R, and (iii) an aggregate of $209,408 for the expense associated with accelerated vesting of option grants under the severance agreement recorded to the financial statements during 2006 per FAS 123R.

[7]	For Mr. Sickel, this includes $87,692 in severance payments, $3,822 in other benefits payments and $1,483 in 401(k) contributions made by the Corporation.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to our Executive Officers during the year ended December 31, 2006. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2006 — Equity-Based Incentives.”

						All other
					All other	Option
					Stock	Awards:		Grant
					Awards:	Number		Date Fair
					Number	of	Exercise	Value of
					of	Securities	or Base	Stock
		Estimated Future Payouts Under			Shares	Under-	Price of	and
		Equity Incentive Plan Awards			of Stock	Lying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Daniel P. Dyer	3/28/2006	—	—	—	—	8,016	$21.60	$65,411
	3/28/2006	4,008	8,017	12,026	—	—	$21.60	$106,190
	3/28/2006	—	—	—	2,495	—	—	$53,892
George D. Pelose	3/28/2006	—	—	—	—	3,891	$21.60	$31,751
	3/28/2006	1,946	3,892	5,838	—	—	$21.60	$51,550
	3/28/2006	—	—	—	1,211	—	—	$26,158
	5/19/2006	—	—	—	33,000	—	—	$724,680
	5/19/2006	8,500	17,000	25,500	—	—	—	$559,980
Lynne C. Wilson	6/5/2006	—	—	—	—	2,538	$21.32	$20,837
	6/5/2006	1,269	2,539	3,808	—	—	$21.32	$33,815
	6/5/2006	—	—	—	9,100	—	—	$194,012
	6/5/2006	—	—	—	1,932	—	—	$41,190
	6/5/2006	2,275	4,550	6,825	—	—	—	$145,509
Gary R. Shivers	3/28/2006	—	—	—	—	6,124	$21.60	$49,972
	3/28/2006	3,062	6,124	9,186	—	—	$21.60	$81,112
	3/28/2006	—	—	—	1,906	—	—	$41,170
Bruce E. Sickel	—	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End 2006

The following table summarizes the equity awards we have made to our Executive Officers which are outstanding as of December 31, 2006.

	Option Awards							Stock Awards
													Equity
													Incentive
											Equity		Plan
				Equity							Incentive		Awards:
				Incentive							Plan Awards:		Market or
				Plan							Number of		Payout
				Awards;						Market	Unearned		Value of
	Number of	Number of		Number of				Number of		Value of	Shares,		Unearned
	Securities	Securities		Securities				Shares or		Shares or	Units or		Shares, Units
	Underlying	Underlying		Underlying		Option		Units of		Units of	Other		or Other
	Unexercised	Unexercised		Unexercised		Exercise	Option	Stock that		Stock that	Rights that		Rights that
	Options (#)	Options (#)		Unearned		Price	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable		Options (#)		($)	Date	Vested (#)		Vested (#)	Vested (#)		Vested ($)

Daniel P. Dyer	28,000	—		—		$4.23	4/30/2010	—		—	—		—
	51,240	—		—		$10.18	10/4/2011	—		—	—		—
	14,000	—		—		$3.39	1/17/2012	—		—	—		—
	5,250	1,750	[1]	—		$3.39	1/13/2013	—		—	—		—
	4,988	1,663	[1]	—		$10.18	1/13/2013	—		—	—		—
	1,500	18,500	[2]	—		$18.80	1/29/2014	—		—	—		—
	5,357	16,072	[3]	—		$17.52	1/11/2012	—		—	—		—
	—	8,016	[4]	—		$21.60	3/28/2013	—		—	—		—
	—	—		12,026	[8]	$21.60	3/28/2013	—		—	—		—
	—	—		—		—	—	11,039	[12]	$265,267	—		—
	—	—		—		—	—	9,000	[13]	$216,270	—		—
	—	—		—		—	—	2,833	[14]	$68,077	—		—
	—	—		—		—	—	2,495	[15]	$59,955	—		—
George D. Pelose	8,800	—		—		$5.01	7/27/2010	—		—	—		—
	7,000	—		—		$3.39	8/22/2011	—		—	—		—
	42,700	—		—		$10.18	10/4/2011	—		—	—		—
	28,000	—		—		$3.39	1/17/2012	—		—	—		—
	5,250	1,750	[1]	—		$3.39	1/13/2013	—		—	—		—
	4,541	1,514	[1]	—		$10.18	1/13/2013	—		—	—		—
	7,500	2,500	[5]	—		$14.00	11/11/2013	—		—	—		—
	938	11,563	[2]	—		$18.80	1/29/2014	—		—	—		—
	2,312	6,935	[3]	—		$17.52	1/11/2012	—		—	—		—
	—	3,891	[4]	—		$21.60	3/28/2013	—		—	—		—
	—	—		5,838	[9]	$21.60	3/28/2013	—		—	—		—
	—	—		—		—	—	4,069	[12]	$97,778	—		—
	—	—		—		—	—	3,883	[13]	$93,308	—		—
	—	—		—		—	—	1,294	[14]	$31,095	—		—
	—	—		—		—	—	1,211	[15]	$29,100	—		—
	—	—		—		—	—	33,000	[16]	$792,990	—		—
	—	—		—		—	—	—		—	25,500	[19]	$612,765
Gary R. Shivers[7]	31,500	—		—		$1.91	10/1/2007	—		—	—		—
	28,000	—		—		$4.23	4/3/2010	—		—	—		—
	51,240	—		—		$10.18	10/4/2011	—		—	—		—
	14,000	—		—		$3.39	1/17/2012	—		—	—		—
	5,250	1,750	[1]	—		$3.39	1/13/2013	—		—	—		—
	4,988	1,663	[1]	—		$10.18	1/13/2013	—		—	—		—
	1,125	13,875	[2]	—		$18.80	1/29/2014	—		—	—		—
	3,720	11,161	[3]	—		$17.52	1/11/2012	—		—	—		—
	—	6,124	[4]	—		$21.60	3/28/2013	—		—	—		—
	—	—		9,186	[10]	$21.60	3/28/2013	—		—	—		—
	—	—		—		—	—	8,265	[12]	$198,608	—		—
	—	—		—		—	—	6,250	[13]	$150,188	—		—
	—	—		—		—	—	1,944	[14]	$46,714	—		—
	—	—		—		—	—	1,906	[15]	$45,801	—		—
Lynne C. Wilson	—	2,538	[6]	—		$21.32	6/5/2013	—		—	—		—
	—	—		3,808	[11]	$21.32	6/5/2013	—		—	—		—
	—	—		—		—	—	9,100	[17]	$218,673	—		—
	—	—		—		—	—	1,932	[18]	$46,426	—		—
	—	—		—		—	—	—		—	6,825	[20]	$164,005
Bruce E. Sickel	—	—		—		—	—	—		—	—		—

[1]	Stock options vest at the rate of 25% per year, with the vesting date for the remaining 25% at 1/13/2007.

[2]	The expiration date of the options is ten years after the grant date. The options granted will vest and become exercisable over an eight year period at the following annual increments: 2.5% in first year; 5.0% in second year; 7.5% in third year; 10.0% in fourth year; 15.0% in fifth year; and 20.0% in each of the sixth, seventh and eighth years. On March 9, 2007 the Corporation reported GAAP net income of greater than $17.0 million for the fiscal year, accelerating vesting of the options so that the remaining amount of unexercised shares from the seventh and eighth years of the vesting schedule became immediately exercisable.

[3]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 75% at 1/11/2007; 1/11/2008; and 1/11/2009.

[4]	Stock options vest at the rate of 25% per year, with vesting dates of 3/28/2007; 3/28/2008; 3/28/2009; and 3/28/2010.

[5]	Stock options vest at the rate of 25% per year, with the vesting date for the remaining 25% at 11/11/2007.

[6]	Stock options vest at the rate of 25% per year, with vesting dates of 6/5/2007; 6/5/2008; 6/5/2009; and 6/5/2010.

[7]	The separation agreement entered into on December 20, 2006 with Mr. Shivers provides that, as of his January 31, 2007 separation date, unvested options to purchase 35,501 shares of common stock at an average exercise price of $19.74 will become vested. Options to purchase 138,390 shares at an average exercise price of $6.06 will remain exercisable for 90 days following his separation date, and options to purchase 45,191 shares at an average exercise price of $19.33 will remain exercisable for two years following the separation date. The separation agreement entered into with Mr. Shivers provides that 18,365 unvested restricted shares become vested as of his January 31, 2007 separation date.

[8]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,008; at 15.0%-16.49%, 8,017; at 16.5% or greater, 12,026.

[9]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,946; at 15.0%-16.49%, 3,892; at 16.5% or greater, 5,838.

[10]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 3,062; at 15.0%-16.49%, 6,124; at 16.5% or greater, 9,186.

[11]	The Performance Based non-qualified stock options were granted on June 5, 2006 at a strike price equal to $21.32 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,269; at 15.0%-16.49%, at 2,539; at 16.5% or greater, 3,808.

[12]	The TARSAP shares were granted on March 9, 2004, and vest ten years from the grant date. Vesting would be accelerated if the participant earns an annual bonus. (See TARSAP’s discussion herein for further detail.)

[13]	Represents grant of restricted shares made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these shares shall lapse on January 11, 2012. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2004 as the initial measurement point).

[14]	Represents matching grant of restricted stock under MSOP made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these matching restricted shares shall lapse on January 11, 2015. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 11, 2008) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[15]	Represents matching grant of restricted stock under MSOP made on March 28, 2006 (the grant date stock price was $21.60). The restrictions on these matching restricted shares shall lapse on March 28, 2016. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 28, 2009) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[16]	Represents grant of restricted shares granted on May 19, 2006, that vests 15% on May 19, 2007, 15% on May 19, 2008 and 70% on May 19, 2009.

[17]	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2010.

[18]	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2013. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2005 as the initial measurement point).

[19]	Shares of performance based restricted stock granted on May 19, 2006, whereby all or a portion of these shares may vest three years after the issuance date depending on the diluted EPS compound average growth rate over such three year period (i.e., the number of shares that vest could be 0; 8,500; 17,000; or 25,500).

[20]	Shares of restricted stock granted on June 5, 2006, whereby all or a portion of these shares may vest four years after the issuance date depending on the diluted EPS compound average growth rate over such four year period (i.e., the number of shares that vest could be 0; 2,275; 4,550; or 6,825).

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized on
	Acquired on	Value Realized on	Acquired on Vesting	Vesting
Name	Exercise (#)	Exercise ($)[1]	(#)	($)

Daniel P. Dyer	31,500	$632,065	11,040	$243,322
George D. Pelose	31,250	$540,222	4,070	$89,703
Lynne C. Wilson	—	—	—	—
Gary R. Shivers	—	—	8,265	$182,161
Bruce E. Sickel	16,956	$124,152	—	—

[1]	The value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2006, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options	Outstanding Options	Securities Reflected in
Plan Category	and Other Rights	and Other Rights	Column (a)
	(a)	(b)	(c)

Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan	918,977	$11.61	362,052
2003 Employee Stock Purchase Plan	None	n/a	125,353
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	918,977	$11.61	487,405

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following tables show potential payments to Messrs. Dyer and Pelose upon termination of employment, including without limitation a change in control, assuming a December 31, 2006 termination date. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $24.03 closing price per share of our common stock on December 31, 2006 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $24.03 per share closing price of our common stock on December 31, 2006.

A description of the applicable provisions of the employment agreements for Messrs. Dyer and Pelose follows the tables.

Daniel P. Dyer

	Change in Control	Non-Change in
	Termination	Control Termination	For Cause or
	without Cause or	without Cause or for	Voluntary	Death or
Benefit Type	for Good Reason	Good Reason	Termination	Disability

Lump Sum Payments	$1,365,992	$—	$—	$—
Bi-Weekly Payments	—	1,365,992	—	—
Health and Welfare Benefits	19,715	19,715	—	—
Supplemental Life and Disability Insurance	15,982	15,982	—	—
Stock Options	309,230	309,230	—	309,230
Restricted Stock	609,569	609,569	—	609,569
Excise Tax Gross-Ups	769,277	—	—	—

George D. Pelose

	Change in Control	Non-Change in
	Termination	Control Termination	For Cause or
	without Cause or	without Cause or for	Voluntary	Death or
Benefit Type	for Good Reason	Good Reason	Termination	Disability

Lump Sum Payment	$912,918	$—	$—	$—
Bi-Weekly Payments	—	912,918	—	—
Health and Welfare Benefits	19,617	19,617	—	—
Supplemental Life and Disability Insurance	8,773	8,773	—	—
Stock Options	211,417	211,417	—	211,417
Restricted Stock	1,657,036	1,657,036	—	1,657,036
Excise Tax Gross-Ups	858,014	—	—	—

The Corporation has employment agreements with Messrs. Dyer and Pelose, which run through November 2008.

The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: 1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; 2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; 3) material breach by the executive of certain protective covenants (as described below); or 4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.

The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice providing the Corporation with the opportunity to remedy the good reason. Good reason generally means: 1) a material diminution in title or a material change in authority, duties, responsibilities or reporting lines not approved in writing by the executive; 2) a breach by the Corporation of its material obligations under the employment agreement; 3) the relocation of the Corporation’s principal office to a location more than 25 miles from Mt. Laurel, New Jersey, which is not approved by the executive; 4) any reduction in the executive’s base salary or target bonus percentage, or a material reduction in benefits; 5) the occurrence of a change in control (as defined in the agreements); or 6) a written notice of non-extension of the employment agreement given by the Corporation.

Pursuant to the terms of their employment agreements, if the employment of Messrs. Dyer or Pelose ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other existing obligations. In addition, if the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason (which includes the occurrence of a change in control (as defined in the agreements)), the Corporation will be obligated to pay the executive an amount equal to two times the sum of the executive’s then current base salary plus the average bonus earned by the executive for the two preceding fiscal years payable over an 18-month period; provided, however, that such amount shall be paid to the executive in a lump sum if such termination occurs six months prior to or following a change in control. In addition, the executive will be entitled to the continuation of the benefits in place at the time of termination for two years thereafter. In the event of a termination by the Corporation for any reason other than for cause, all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options that were granted after the commencement of the employment agreement. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period; provided that such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee or the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2006.

Report of the Audit Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes.

In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information. On June 24, 2005, the Audit committee dismissed KPMG LLP as the Corporation’s independent registered public accountants and approved the engagement of Deloitte & Touche LLP to serve as the Corporation’s independent registered public accountants for the fiscal year ended December 31, 2005 (as reported in the Corporation’s Form 8-K filed with the Securities and Exchange Commission on June 29, 2005).

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2006, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee of the Board of Directors:

John J. Calamari (Chairman)
James W. Wert
Kevin J. McGinty

Independent Registered Public Accountants

On June 24, 2005, the Corporation’s Audit Committee dismissed KPMG LLP (“KPMG”) as the Corporation’s independent registered public accountants and approved the engagement of Deloitte & Touche LLP (“Deloitte”), effective June 24, 2005, to serve as the Corporation’s independent registered public accountants for the fiscal year ending December 31, 2005. The dismissal of KPMG and the appointment of Deloitte were approved by the Audit Committee of the Board of Directors of the Corporation.

In connection with the audits of the two fiscal years ended December 31, 2004, and the subsequent interim period through June 24, 2005, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed by the Corporation in its Annual Report on Form 10-K for the year ended December 31, 2004, KPMG advised that the Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness identified in management’s assessment. Management concluded that a material weakness existed in the Corporation’s controls over the selection and application of accounting policies. Specifically, the Corporation had misapplied generally accepted accounting principles (GAAP) as they pertain to the timing of recognition of interim rental income. Accordingly, on March 15, 2005, the Corporation restated its previously issued financial statements to correct for this error. The Audit Committee discussed the subject matter of the material weakness with KPMG, and the Corporation has authorized KPMG to respond fully to the inquiries of Deloitte concerning the material weakness.

The audit reports of KPMG on the consolidated financial statements of the Corporation and its subsidiaries as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of the material weakness mentioned above.

The Corporation disclosed the foregoing information in a current report on Form 8-K filed on June 29, 2005. The Corporation provided KPMG with a copy of the current report on Form 8-K prior to its filing with the Securities and Exchange Commission and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made therein. KPMG issued a letter dated June 27, 2005, a copy of which was attached as an Exhibit to the Form 8-K. A representative of Deloitte & Touche LLP, the Corporation’s independent registered public accountants, will be present at the Annual Meeting and will be given the opportunity to make a statement if desired. The representative will also be available to respond to appropriate questions.

The following sets forth the fees paid to the Corporation’s independent registered public accountants for the last two fiscal years:

	2006	2005

Audit Fees	$880,012	$782,609
Audit-Related Fees	$27,158	$29,050
Tax Fees	0	$7,450
All Other Fees	0	0

Total	$907,170	$819,109

Audit Fees.  Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. This category also includes annual agreed upon procedures relating to the issuance of term asset-backed securitizations and services provided in connection with the filing of S-3 shelf registration statements in 2005. The 2006 Audit Fee total relates to services performed by Deloitte. Of the 2005 Audit Fee total, $721,800 relates to services performed by Deloitte and $60,809 relates to services performed by KPMG.

Audit-Related Fees.  Consists of fees related to audits of the Corporation’s 401(k) Plan by Deloitte.

Tax Fees.  Consists of assistance rendered in preparation of various state and federal corporate tax returns.

The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Relationships and Related Transactions

The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is the President of The Selzer Company. We do not have any contractual arrangement with The Selzer Company or Richard Dyer, nor do we pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $566,000 in 2006.

Joseph Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $120,000 for such services in 2006.

Section 16(a) Beneficial
Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the Securities and Exchange Commission. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2006 were filed on time.

Shareholder Proposals

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2008, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 26, 2007.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relation’s section of the Corporation’s website at www.marlincorp.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ GEORGE D. PELOSE
George D. Pelose
Secretary

Mount Laurel, New Jersey
April 25, 2007

PROXY
MARLIN BUSINESS SERVICES CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARLIN BUSINESS SERVICES CORP.
I/We hereby appoint George D. Pelose and Lynne C. Wilson, or any one of them with power of substitution in each, as proxyholders for me/us, and hereby authorize them to represent me/us at the 2007 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Marriott Hotel, 915 Route 73, Mount Laurel, New Jersey, on May 25, 2007 at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

I.	Election of Directors	☐ FOR all nominees listed	☐ WITHHOLD all nominees listed
(except as written to the contrary below)

NOMINEES:	01-Daniel P. Dyer	02- John J. Calamari	03-Lawrence J. DeAngelo,
	04-Edward Grzedzinski	05-Kevin J. McGinty	06-James W. Wert

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write their name(s) on the line below)

     THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.
     THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.
     I/we hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders and an attached Proxy Statement for the 2007 Annual Meeting, and the Annual Report of Marlin Business Services Corp. for the year ended December 31, 2006.

DATE: , 2007

Signature

Signature

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